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                                    EXHIBITS

                                                                      Exhibit 23



                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Bowater Incorporated:


We consent to the use of our report dated February 16, 2001, on the consolidated financial statements of Bowater Incorporated (the "Company") for the three-year period ended December 31, 2000, incorporated herein by reference, which report appears in the December 31, 2000 annual report on Form 10-K of the Company, and to the use of our report dated May 26, 2000 on the financial statements of the Bowater Incorporated Savings Plan for Certain Hourly Employees (the "Plan") for the two years ended December 31, 1999, incorporated herein by reference, which report appears in the December 31, 1999, annual report on Form 11-K of the Plan.

/s/ KPMG LLP


Greenville, South Carolina
May 16, 2001